Exhibit 99.5

                                                    FOR IMMEDIATE RELEASE
                                                    Contact: Fell Herdeg
                                                    Telephone: 203-846-2274
                                                    Facsimile: 203-846-1776
                                                    Fell.Herdeg@soundprints.com


                     TRUDY ANNOUNCES DISNEY LICENSE RENEWAL

         Norwalk, Connecticut, November 18, 2005--Trudy Corporation (OTCBB:TRDY) announced today that it has reached an agreement in principle with Disney Licensed Publishing, an imprint of Disney Children's Book Group, LLC, New York, for the renewal of its book and audio CD license published by its Studio Mouse imprint. The license territory includes distribution into the United States, certain of its Possessions and Territories, Canada, the United Kingdom, Russia, India, China and 30 other countries. The agreement includes a 3 year distribution period for an expanded line of novelty book and audio CD's with an educational editorial platform. The licensed characters include core properties such as Disney Princess and Winnie-the-Pooh, selected Disney Channel shows, as well as feature films including Disney-Pixar titles such as "Finding Nemo," and Disney's own releases such as "Chicken Little." The license also includes Spanish language and bilingual rights for distribution in North America. The license renewal is effective January 1, 2006, expires on December 31, 2008 and provides for an inventory sell-off period in early 2009. A definitive written agreement between Trudy and Disney must be executed as expeditiously as possible on or before January 1, 2006.

In July, 2003, Studio Mouse, L.L.C. launched its initial Disney license with publication of 12 titles featuring assorted Disney core properties, allowing the Company to significantly expand its presence in the mass market with distribution to major national retailers. The successful sell-through of these titles set the stage for the current license renewal.

Ashley C. Andersen, President and CEO of Trudy remarked, "We are gratified by the success we've experienced with our Disney titles during our initial license period. Our goal for our Disney line of products is to produce innovative ways to encourage children's interest in books and to promote cognitive development at an early age. I'm so pleased that our renewed license will enable us to continue creating great educational and entertaining products featuring some of the world's best-loved characters."

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These forward-looking statements speak only to the date hereof; Trudy Corporation disclaims any intent or obligation to update these forward-looking statements.

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